CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 51 to the registration statement of Stein Roe Investment Trust on Form N-1A (the "Registration Statement") of our report dated August 11, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of Colonial Aggressive Growth Fund, a series of Colonial Trust VI, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.


PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
January 29, 1999